Exhibit 99.8
AMENDMENT TO NON-DISCLOSURE AGREEMENT
This Amendment to Non-Disclosure Agreement (this “Amendment”) is entered into on March 18, 2011, by and among Blueknight Energy Partners, L.P., a Delaware limited partnership (“Blueknight”), and Blueknight Energy Partners G.P., L.L.C., a Delaware limited liability company (the “General Partner”), on the one hand, and MSD Torchlight, L.P. (“Receiving Party”), on the other hand.
RECITALS
WHEREAS, Blueknight, the General Partner and Receiving Party entered into that certain Non-Disclosure Agreement effective as of March 1, 2011 (the “NDA”; capitalized terms used but not defined herein shall have the meanings given such terms in the NDA); and
WHEREAS, in accordance with Section 5(d) of the NDA, Blueknight, the General Partner and Receiving Party desire to amend the NDA in certain respects.
NOW THEREFORE, in consideration of the mutual promises contained in this Amendment, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
Section 1. Amendment.
1.1 Section 4(b) of the NDA is hereby amended and restated in its entirety as follows:
“(b) The parties agree that on March 3, 2011, representatives of the parties intend to meet with each other as well as certain other limited partners of Blueknight to discuss the refinancing and recapitalization of Blueknight (the “Refinancing Meeting”). The parties further agree that on March 22, 2011, representatives of the parties intend to meet with each other as well as certain other limited partners of Blueknight to discuss the refinancing and recapitalization of Blueknight (the “Second Refinancing Meeting”). The parties agree that (i) Receiving Party will not be considered part of a Group for purposes of Blueknight’s partnership agreement (including, without limitation, for purposes of the term “Outstanding” as defined therein) with any of the other limited partners in attendance at the Refinancing Meeting or the Second Refinancing Meeting and (ii) neither Blueknight nor the General Partner will assert that the Receiving Party is part of a “group” (as such term is used in Section 13(d)(3) of the Exchange Act) with any of the other limited partners in attendance at the Refinancing Meeting or the Second Refinancing Meeting, in the case of (i) and (ii), solely because of Receiving Party’s attendance at the Refinancing Meeting or the Second Refinancing Meeting, as applicable, or any discussions relating to the subject matter thereof that Receiving Party may have on the date of the Refinancing Meeting or the date of the Second Refinancing Meeting with any of the other limited partners in attendance at the Refinancing Meeting or the Second Refinancing Meeting, respectively. Furthermore, the parties agree that (x) at the Refinancing Meeting and the Second Refinancing Meeting there may be discussion in the nature of offers to compromise the disputed claims made in filings with the Securities and Exchange Commission (including filings made on Schedule 13D), correspondence to the General Partner and Blueknight and/or statements made by Receiving Party or its representatives to the General Partner and Blueknight or their representatives and (y) all conduct of, or oral statements made by, Blueknight, the General Partner, Receiving Party or their respective representatives at the Refinancing Meeting and the Second Refinancing Meeting that concern prospective settlement of the disputed claims (other than such conduct or statements containing information which (1) is or becomes generally available to the public other than as a result of disclosure by the party receiving the information at the Refinancing Meeting or the Second Refinancing Meeting in breach of this Agreement, (2) was or becomes available to the party receiving the information at the Refinancing Meeting or Second Refinancing Meeting on a

non-confidential basis prior to or after its disclosure at the Refinancing Meeting or Second Refinancing Meeting from a person who is not known by the party receiving the information at the Refinancing Meeting or Second Refinancing Meeting to be bound by an obligation to the party disclosing such information at the Refinancing Meeting or Second Refinancing Meeting to keep such information confidential or (3) is developed independently without use of conduct or statements at the Refinancing Meeting or Second Refinancing Meeting that concern prospective settlement of the disputed claims and without violating any of the provisions of this Agreement) are inadmissible and may not be used in any subsequent proceeding under applicable federal or state rules of evidence.”
1.2 Section 4(c) of the NDA is hereby amended by deleting the words “twenty (20) days” each time such words appear in such section and replacing such words with “thirty (30) days” in each instance.
1.3 Section 5(c) of the NDA is hereby amended by deleting the words “twenty (20) days” from such section and replacing such words with “thirty (30) days” in such section.
Section 2. No Other Amendments.
2.1 Except as expressly modified in this Amendment, the NDA remains in full force and effect.
Section 3. Miscellaneous.
3.1 This Amendment shall be subject to, and construed in accordance with, the laws of the State of New York (excluding its conflicts of laws rules) and applicable federal laws and regulations. This Amendment, together with the NDA, contains the entire agreement and understanding among the parties concerning the subject matter hereof, and supersedes any prior agreements, written or oral, relating to the subject matter hereof. This Amendment may be amended, modified or waived only by a separate writing executed by Blueknight and Receiving Party expressly so amending, modifying or waiving this Amendment. This Amendment may not be transferred or assigned (by operation of law or otherwise) by Receiving Party without the prior written consent of Blueknight, and shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. This Amendment may be executed by facsimile and in any number of counterparts, each of such counterparts shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned parties have executed this Amendment as of the date first set forth above.

BLUEKNIGHT ENERGY PARTNERS, L.P. By: Blueknight Energy Partners G.P., L.L.C.
By:	/s/ Alex G. Stallings
Name: Alex G. Stallings
Title: Chief Financial Officer and Secretary

BLUEKNIGHT ENERGY PARTNERS G.P., L.L.C.
By:	/s/ Alex G. Stallings
Name: Alex G. Stallings
Title: Chief Financial Officer and Secretary

MSD TORCHLIGHT, L.P. By: MSD Capital, L.P.
By:	/s/ Marcello Liguori
Name: Marcello Liguori
Title: Authorized Signatory

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